CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of our report dated May 7, 1998, relating to the financial statements and financial highlights of the Mason Street Funds, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement.
We also consent to the references to us under the heading "Financial
Highlights" in such Prospectus and to the reference to us under the headings "Independent Certified Public Accountants" and "Financial Statements" in such Statement of Additional Information.



Price Waterhouse LLP
Milwaukee, Wisconsin
June 29, 1998


HOL03\61714